Autolus Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Business Updates  March 27, 2026 at 7:00 AM EDT AUCATZYL® (obecabtagene autoleucel) net product revenue of $23.3 million* for the fourth quarter of 2025 and $74.3 million* for the full year of 2025 AUCATZYL® UK launch underway following successful National Institute for Health and Care Excellence (NICE) evaluation Autolus continues to expect full year 2026 AUCATZYL® net product revenue of $120 million to $135 million and shift to positive gross margin to occur in 2026 Independent real-world AUCATZYL® data from ROCCA consortium confirm high level of clinical activity with favorable safety profile Pivotal Phase 2 clinical trials with obe-cel in  lupus nephritis and pediatric ALL enrolling; initial clinical data from BOBCAT Phase 1 trial in progressive MS anticipated by year-end 2026 Conference call to be held today at 08:30 am EDT/12:30 pm GMT: conference call participants should pre-register using the link at the bottom of this press release LONDON and GAITHERSBURG, Md., March 27, 2026 (GLOBE NEWSWIRE) -- Autolus Therapeutics plc (Nasdaq: AUTL), a commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation programmed T cell therapies, today announces its operational and financial results for the fourth quarter and full year ended December 31, 2025. “Autolus had a strong first year of launch of AUCATZYL in the US building a market leading position in adult patients with relapsed or refractory B-ALL and demonstrating strong commercial execution, including reliable, high-quality product delivery with consistent turn-around time. Parallel to the launch, the ROCCA consortium collected real world data from approximately 60% of the commercial patients treated with AUCATZYL. Recently reported data confirm a high level of clinical activity without inducing high grade CRS and only 3% of patients experiencing high grade ICANS. We expect this positive customer experience will be a key driver for the future growth of AUCATZYL,” said Dr. Christian Itin, Chief Executive Officer of Autolus. Dr. Itin continued, “Our focus in 2026 will be on driving adoption of AUCATZYL in the US, launching in the UK and expanding the utility of obe-cel in additional indications while leveraging our established commercial and manufacturing capabilities. Based on regulatory feedback we are executing two compact pivotal studies: CATULUS in pediatric r/r B-ALL and LUMINA in severe lupus nephritis patients. In addition, we are exploring the utility of obe-cel in progressive MS patients in the Phase 1 BOBCAT study. Clinical data updates are planned for long-term follow up of the Phase 1 CARLYSLE data in severe SLE patients, initial clinical experience in light chain amyloidosis from the ALARIC study with AUTO8 and initial data from the BOBCAT study by the end of 2026.” Product and Pipeline Updates: AUCATZYL® Launch Autolus reported net product revenue of $23.3 million* for the three months ended December 31, 2025, and $74.3 million* for the year ended December 31, 2025, driven by U.S. sales. Following a successful National Institute for Health and Care Excellence (NICE) evaluation, AUCATZYL launched in the UK in January 2026 and is now available under routine commissioning. Data from the ROCCA (Real-World Outcomes Collaborative for CAR T in Adult ALL) consortium database evaluating patient characteristics, toxicity and response after real-world administration of AUCATZYL was presented at the American Society of Hematology (ASH) Annual Meeting in December 2025 and the TANDEM meeting in February 2026. Real-world data show consistency in both safety and efficacy compared to the FELIX clinical trial that was the basis for regulatory approvals. The ROCCA Consortium registry covers approximately 60% of U.S. commercial patients at a data cutoff of January 5, 2026. Obe-cel data in pediatric r/r B-ALL Preliminary data from the CATULUS Phase 1 trial of obe-cel in pediatric relapsed or refractory (r/r) B-ALL patients were presented at the American Society of Hematology (ASH) Annual Meeting in December 2025. Obe-cel demonstrated high remission rates in pediatric patients with high-risk r/r B-ALL with overall response rate (ORR) of 95.5%. Low rates of high-grade cytokine release syndrome (CRS) and immune effector cell-associated neurotoxicity EX-99.1 syndrome (ICANS) were observed, consistent with obe-cel’s adult safety profile. The Phase 2 portion of the trial is underway and Autolus expects to report data at the end of 2027. In October 2025, the U.S. Food and Drug Administration (FDA) granted regenerative medicine advanced therapy (RMAT) designation to obe-cel for the treatment of pediatric patients with r/r B-ALL. The RMAT designation is a program created under the 21st Century Cures Act to accelerate development and regulatory review of regenerative medicine therapies, including cell therapies, intended to treat serious or life-threatening diseases. Obe-cel in lupus nephritis Data from the ongoing Phase 1 CARLYSLE trial in patients with severe refractory systemic lupus erythematosus (srSLE) were reported at the American College of Rheumatology (ACR) Convergence 2025 and the American Society of Hematology (ASH) Annual Meeting. All patients show deep B-cell depletion after infusion, suggesting an immune reset. No ICANS or high-grade CRS were observed in the nine patients evaluable for safety. Data support progressing obe-cel as a treatment for LN and 50 million cells was selected as the recommended Phase 2 dose. Autolus has previously aligned with the US Food and Drug Administration (FDA) on a Phase 2 trial design in LN and potential registrational path to approval. The LUMINA trial is now enrolling and the Company expects to report data in 2028. Obe-cel in progressive multiple sclerosis Autolus has advanced obe-cel into initial clinical development to explore treatment in progressive MS. The first patient in the BOBCAT trial was dosed in October 2025. The Phase 1 trial, expected to include up to 18 adult patients, will determine the safety, tolerability, and preliminary efficacy of obe-cel in participants with refractory progressive forms of MS. The Company expects to report initial data from the trial at the end of 2026 and full data in 2027. AUTO8 in AL-Amyloidosis The first patient was dosed in the Phase 1 ALARIC trial evaluating AUTO8 in light-chain amyloidosis and initial data is expected to be reported at the end of 2026. Q4 2025 Operational Updates: In the fourth quarter of 2025, Autolus initiated an overall manufacturing life cycle plan to facilitate additional cost reductions and gross margin improvements as the Company plans to expand obe-cel into new indications and pursue larger market opportunities. The initiatives are focused on 1) optimizing the Company’s current manufacturing operating model; 2) enhancing automation opportunities for the Company’s existing manufacturing process; and 3) developing a next-generation manufacturing platform with a step change in the cost and capacity profile. The Company plans to provide a detailed update on these plans in mid-2026. Outlook: For 2026, the Company continues to project AUCATZYL net product revenue of between $120 million to $135 million. Increasing patient numbers in 2026 are expected to improve manufacturing plant utilization and together with operational efficiencies, Autolus expects a shift to positive gross margin in 2026. Based on current operating plans, including anticipated AUCATZYL® net revenues, Autolus expects that its current and projected cash, cash equivalents and marketable securities will be sufficient to fund the Company’s operations into Q4 2027. Summary of Anticipated News Flow: Longer-term follow up data from CARLYSLE trial Year End 2026 Initial clinical data from BOBCAT Phase 1 trial in progressive MS Year End 2026 Initial clinical data from ALARIC Phase 1 trial in AL amyloidosis (UCL collaboration) Year End 2026 BOBCAT trial progressive MS Phase 1 full data 2027 CATULUS trial pediatric Phase 2 data Year End 2027 LUMINA trial LN Phase 2 data 2028     ALL: acute lymphoblastic leukemia SLE: systemic lupus erythematosus LN: lupus nephritis MS: multiple sclerosis

ALA: light-chain amyloidosis

Virtual Investor Event: Spotlight on Acute Lymphoblastic Leukemia (ALL) Program
April 8, 2026
1:00pm EDT / 6:00pm BST
A live webcast of the event will be available on the investor relations section of the Autolus website: https://www.autolus.com/investor-relations-media/events/

Financial Results for the Quarter Ended December 31, 2025

Product revenue, net for the three months ended December 31, 2025, was $23.3 million*.

Cost of sales increased from $11.4 million to $25.3 million for the three months ended December 31, 2025, compared to the same period in 2024. This increase was primarily due to product sales in Q4 2025 and to the timing of commercial manufacturing activity expenses upon FDA approval of AUCATZYL in November 2024. Additionally, cost of sales in Q4 2025 includes cancelled orders in the period, patient access program product, inventory reserves and write-offs and third-party royalties for certain technology licenses.

Research and development expenses increased to $35.6 million from $30.8 million for the three months ended December 31, 2025, compared to the same period in 2024. This change was primarily due to an increase in research and development activities including clinical trial costs and a reduction in the UK R&D tax credit, partially offset by commercial manufacturing-related employee and infrastructure costs shifting to cost of sales and inventory.

Selling, general and administrative expenses increased to $35.8 million from $33.7 million for the three months ended December 31, 2025, compared to the same period in 2024. This increase was primarily due to salaries and other employment-related costs, driven by increased headcount supporting commercialization activities.

Loss from operations for the three months ended December 31, 2025, was $72.5 million, as compared to $75.9 million for the same period in 2024.

Net loss was $90.3 million for the three months ended December 31, 2025, compared to $27.6 million for the same period in 2024. Basic and diluted net loss per ordinary share for the three months ended December 31, 2025, totaled $(0.34), compared to basic and diluted net loss per ordinary share of $(0.10) for the same period in 2024.

Cash, cash equivalents and marketable securities at December 31, 2025, totaled $300.7 million, as compared to $588.0 million at December 31, 2024. The decrease was primarily driven by net cash used in operating activities and impacted by a delayed cash receipt of approximately $18.6 million in the Company's 2023 R&D tax credit expected from the UK HMRC.

*Net product revenue reflects year-end refinement of revenue recognition timing upon second dose administration only.

Selected Consolidated Statements of Operations and Comprehensive Loss Data
(In thousands, except share and per share amounts)

| | Three Months Ended December 31, | | Year Ended December 31, | |
|---|---|---|---|---|
| | 2025 | 2024 | 2025 | 2024 |
| Revenue: | | | | |
| Product revenue, net | $ 23,269 | $ — | $ 74,318 | $ — |
| License revenue | 1,020 | 29 | 1,070 | 10,120 |
| Total revenue, net | 24,289 | 29 | 75,388 | 10,120 |
| Cost and operating expenses: | | | | |
| Cost of sales | (25,330) | (11,387) | (96,369) | (11,387) |
| Research and development expenses, net | (35,633) | (30,830) | (117,689) | (138,436) |
| Selling, general and administrative expenses | (35,792) | (33,676) | (131,874) | (101,723) |
| Loss from operations | (72,466) | (75,864) | (270,544) | (241,426) |
| Total other (expenses) income, net | (19,049) | 49,720 | (15,012) | 22,292 |
| Net loss before income tax | (91,515) | (26,144) | (285,556) | (219,134) |
| Income tax benefit (expense) | 1,183 | (1,462) | (1,972) | (1,528) |
| Net loss | (90,332) | (27,606) | (287,528) | (220,662) |
| Total other comprehensive (loss) income, net of tax | (436) | (28,276) | 23,818 | (182) |
| Total comprehensive loss | $ (90,768) | $ (55,882) | $ (263,710) | $ (220,844) |
| Basic and diluted net loss per ordinary share | $ (0.34) | $ (0.10) | $ (1.08) | $ (0.86) |
| Weighted-average basic and diluted ordinary shares | 266,143,286 | 266,122,575 | 266,138,224 | 255,161,038 |

Financial Results for the Year Ended December 31, 2025
Selected Consolidated Balance Sheet Data
(In thousands)

| | December 31, | |
|---|---|---|
| | 2025 | 2024 |
| Assets | | |
| Cash and cash equivalents | $ 104,132 | $ 227,380 |
| Marketable securities - Available-for-sale debt securities | $ 196,578 | $ 360,643 |
| Total current assets | $ 435,915 | $ 660,929 |
| Total assets | $ 589,068 | $ 782,725 |
| Liabilities and shareholders' equity | | |
| Total current liabilities | $ 73,440 | $ 60,743 |
| Total liabilities | $ 410,939 | $ 355,400 |
| Total shareholders' equity | $ 178,129 | $ 427,325 |

## Conference Call

Management will host a conference call and webcast today at 8:30am EDT/12:30pm GMT to discuss the company's financial results. Conference call participants should pre-register using this link to receive the dial-in numbers and a personal PIN, which are required to access the conference call. A simultaneous audio webcast and replay will be accessible on the events section of Autolus' website at https://www.autolus.com/investor-relations-media/events/.

## About Autolus Therapeutics plc

Autolus Therapeutics plc (Nasdaq: AUTL) is a commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies and candidates for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted and controlled T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has a marketed therapy, AUCATZYL®, and a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com.

## About AUCATZYL® (obecabtagene autoleucel; obe-cel)

AUCATZYL is a B-lymphocyte antigen CD19 (CD19) chimeric antigen receptor (CAR) T cell therapy designed to overcome the limitations in clinical activity and safety compared to current CD19 CAR T cell therapies. AUCATZYL is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. AUCATZYL was approved by the FDA for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia on November 8, 2024, and was granted conditional marketing authorization by MHRA in the UK and EMA in the EU in 2025.

## INDICATION

AUCATZYL® is a CD19-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia (ALL).

## IMPORTANT SAFETY INFORMATION

WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, and SECONDARY HEMATOLOGICAL MALIGNANCIES

- Cytokine Release Syndrome (CRS) occurred in patients receiving AUCATZYL. Do not administer AUCATZYL to patients with active infection or inflammatory disorders. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS [see Dosage and Administration (2.2, 2.3), Warnings and Precautions (5.1)].
- Immune Effector Cell-Associated Neurotoxicity Syndrome (ICANS), including fatal or life-threatening reactions, occurred in patients receiving AUCATZYL, including concurrently with CRS or after CRS resolution. Monitor for neurologic signs and symptoms after treatment with AUCATZYL. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage neurologic toxicities. Provide supportive care and/or corticosteroids, as needed [see Dosage and Administration (2.2, 2.3), Warnings and Precautions (5.2)].
- T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies [see Warnings and Precautions (5.8)].

## WARNINGS AND PRECAUTIONS

### Cytokine Release Syndrome (CRS)

Cytokine Release Syndrome (CRS) occurred following treatment with AUCATZYL. CRS was reported in 75% (75/100) of patients including Grade 3 CRS in 3% of patients. The median time to onset of CRS was 8 days following the first infusion (range: 1 to 23 days) with a median duration of 5 days (range: 1 to 21 days). The most common manifestations of CRS included fever (100%), hypotension (35%), and hypoxia (19%).

Cytokine Release Syndrome (CRS) occurred following treatment with AUCATZYL. CRS was reported in 75% (75/100) of patients including Grade 3 CRS in 3% of patients. The median time to onset of CRS was 8 days (range: 1 to 23 days) with a median duration of 5 days (range: 1 to 21 days). Sixty-eight percent of patients (51/75) experienced CRS after the first infusion, but prior to the second infusion of AUCATZYL with a median time to onset of 6 days (range: 1 to 10 days). Among patients with CRS, the most common manifestations of CRS included fever (100%), hypotension (35%)

and hypoxia (19%). The primary treatment for CRS was tocilizumab (73%; 55/75), with patients also receiving corticosteroids (21%; 16/75). Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS. During and following treatment with AUCATZYL, closely monitor patients for signs and symptoms of CRS daily for at least 7 days following each infusion. Continue to monitor patients for CRS for at least 2 weeks following each infusion with AUCATZYL. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time. At the first sign of CRS, immediately evaluate the patient for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines.  Neurologic Toxicities Neurologic toxicities including Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS), which were fatal or life-threatening, occurred following treatment with AUCATZYL. Neurologic toxicities were reported in 64% (64/100) of patients, including Grade ≥ 3 in 12% of patients. The median time to onset of neurologic toxicities was 10 days (range: 1 to 246 days) with a median duration of 13 days (range: 1 to 904 days). Fifty-five percent of patients (35/64) experienced neurologic toxicities after the first infusion but prior to the second infusion of AUCATZYL with a median time to onset of 6 days (range: 1 to 11 days). Among patients with neurologic toxicities, the most common symptoms (> 5%) included ICANS (38%), headache (34%), encephalopathy (33%), dizziness (22%), tremor (13%), anxiety (9%), insomnia (9%), and delirium (8%).  Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS)  ICANS events occurred in 24% (24/100) of patients, including Grade ≥ 3 in 7% (7/100) of patients. Of the 24 patients who experienced ICANS, 33% (8/24) experienced an onset after the first infusion, but prior to the second infusion of AUCATZYL. The median time to onset for ICANS events after the first infusion was 8 days (range: 1 to 10 days) and 6.5 days (range: 2 to 22 days) after the second infusion, with a median duration of 8.5 days (range: 1 to 53 days). Eighty-eight percent (21/24) of patients received treatment for ICANS. All treated patients received high-dose corticosteroids and 42% (10/24) of patients received anti-epileptics prophylactically. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage ICANS. During and following AUCATZYL administration, closely monitor patients for signs and symptoms of Neurologic Toxicity/ICANS. Following treatment with AUCATZYL, monitor patients daily for at least 7 days. Continue to monitor patients for at least 2 weeks following treatment with AUCATZYL. Avoid driving for at least 2 weeks after each infusion. Counsel patients to seek medical attention should signs or symptoms of neurologic toxicity/ ICANS occur. At the first sign of Neurologic Toxicity/ICANS, immediately evaluate patients for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines.  Prolonged Cytopenias Patients may exhibit cytopenias including anemia, neutropenia, and thrombocytopenia for several weeks after treatment with lymphodepleting chemotherapy and AUCATZYL. In patients who were responders to AUCATZYL, Grade ≥ 3 cytopenias that persisted beyond Day 30 following AUCATZYL infusion were observed in 71% (29/41) of patients and included neutropenia (66%, 27/41) and thrombocytopenia (54%, 22/41). Grade 3 or higher cytopenias that persisted beyond Day 60 following AUCATZYL infusion was observed in 27% (11/41) of patients and included neutropenia (17%, 7/41) and thrombocytopenia (15%, 6/41). Monitor blood counts after AUCATZYL infusion.  Infections Severe, including life-threatening and fatal infections occurred in patients after AUCATZYL infusion. Non-COVID-19 infections of all grades occurred in 67% (67/100) of patients. Grade 3 or higher non-COVID-19 infections occurred in 41% (41/100) of patients. AUCATZYL should not be administered to patients with clinically significant active systemic infections. Monitor patients for signs and symptoms of infection before and after AUCATZYL infusion and treat appropriately. Administer prophylactic antimicrobials according to local guidelines.  Grade 3 or higher febrile neutropenia was observed in 26% (26/100) of patients after AUCATZYL infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated.  Viral reactivation, potentially severe or life-threatening, can occur in patients treated with drugs directed against B cells. There is no experience with manufacturing AUCATZYL for patients with a positive test for human immunodeficiency virus (HIV) or with active hepatitis B virus (HBV) or active hepatitis C virus (HCV). Perform screening for HBV, HCV and HIV in accordance with clinical guidelines before collection of cells for manufacturing.  Hypogammaglobulinemia Hypogammaglobulinemia and B-cell aplasia can occur in patients after AUCATZYL infusion. Hypogammaglobulinemia was reported in 10% (10/100) of patients treated with AUCATZYL including Grade 3 events in 2 patients (2%). Immunoglobulin levels should be monitored after treatment with AUCATZYL and managed per institutional guidelines including infection precautions, antibiotic or antiviral prophylaxis, and immunoglobulin replacement. The safety of immunization with live viral vaccines during or following treatment with AUCATZYL has not been studied. Vaccination with live viral vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy treatment, during AUCATZYL treatment, and until immune recovery following treatment with AUCATZYL.  Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) HLH/MAS including fatal and life-threatening reactions occurred after treatment with AUCATZYL. HLH/MAS was reported in 2% (2/100) of patients and included Grade 3 and Grade 4 events with a time of onset at Day 22 and Day 41, respectively. One patient experienced a concurrent ICANS events after AUCATZYL infusion and died due to sepsis with ongoing HLH/MAS that had not resolved. Administer treatment for HLH/MAS according to institutional standards.  Hypersensitivity Reactions Serious hypersensitivity reactions, including anaphylaxis, may occur due to dimethyl sulfoxide (DMSO), an excipient used in AUCATZYL. Observe patients for hypersensitivity reactions during and after AUCATZYL infusion.  Secondary Malignancies  Patients treated with AUCATZYL may develop secondary malignancies. T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies. Mature T cell malignancies, including CAR-positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes. Monitor lifelong for secondary malignancies. In the event that a secondary malignancy occurs, contact Autolus at 1-855-288-5227 for reporting and to obtain instructions on the collection of patient samples for testing.  Adverse Reactions The safety of AUCATZYL was evaluated in the FELIX study in which 100 patients with relapsed or refractory B-cell acute lymphoblastic leukemia (B-ALL) received AUCATZYL at a median dose of 410 × 106 CD19 CAR-positive viable T cells (range: 10 to 480 × 106 CD19 CAR-positive viable T cells with 90% of patients receiving the recommended dose of 410 × 106 +/- 25%). The most common serious adverse reactions of any Grade (incidence ≥ 2%) included infections-pathogen unspecified, febrile neutropenia, ICANS, CRS, fever, bacterial infectious disorders, encephalopathy, fungal infections, hemorrhage, respiratory failure, hypotension, ascites, HLH/MAS, thrombosis and hypoxia. Nine patients (9%) experienced fatal adverse reactions which included infections (sepsis, pneumonia, peritonitis), ascites, pulmonary embolism, acute respiratory distress syndrome, HLH/MAS and ICANS. Of the 9 patients, five patients who died from infections had pre-existing and ongoing neutropenia prior to receiving bridging therapy, lymphodepletion chemotherapy treatment and/or AUCATZYL.  Please see full Prescribing Information, including BOXED WARNING and Medication Guide.  Forward-Looking Statements This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding Autolus’ future expectations, plans and prospects, including guidance on 2026 AUCATZYL net product revenue and gross margin; Autolus’ anticipated cash runway; the therapeutic potential and expected clinical benefits of AUCATZYL (obe-cel; obecabtagene autoleucel) for adult patients with r/r B-ALL and obe-cel in additional indications including LN and progressive MS; Autolus’ ability to generate revenues from AUCATZYL; Autolus’ ability to obtain and maintain regulatory approval for obe-cel for adult r/r B-ALL in additional territories and the timing thereof; expectations regarding the commercialization, marketing and manufacturing of AUCATZYL for adult r/r B-ALL, including expanding into additional territories and the related timing of reaching patients in such territories; the development of obe-cel in autoimmune indications and of additional product candidates, including statements regarding the initiation, timing, progress and the results of clinical studies or trials and related preparatory work; the period during which the results of clinical studies or trials will become available; Autolus’ plans to expand, develop and enhance its manufacturing activities; and Autolus’ pursuit of expanded market access across Europe. Any forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the risks identified in the section titled "Risk Factors" in Autolus' Annual Report on Form 10-K filed with the Securities and Exchange Commission (the SEC), on March 20, 2025 and its subsequent Quarterly Reports on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Autolus' subsequent filings with the SEC. All information in this press release is as of the date of the release, and Autolus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing Autolus’ views as of any date subsequent to the date of this press release. Contact: Amanda Cray  +1 617-967-0207  a.cray@autolus.com